EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 8, 2003, except for note 19, as to which the date is September 15, 2003, relating to the consolidated financial statements of Lifestream Technologies, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Seidman, LLP
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Spokane, Washington
June 1, 2004